EXECUTION COPY

DEBOARDING AGREEMENT

This DEBOARDING AGREEMENT (this “Agreement”), dated as of June 29, 2007, is by and between DB Structured Products, Inc. (“DBSP”) and GMAC Mortgage, LLC (the “Servicer”).

RECITALS

WHEREAS, the Servicer is currently servicing the Subject Mortgage Loans for the benefit of Deutsche Alt-A Securities Mortgage Loan Trust, Series 2007-BAR1 pursuant to the servicing agreement dated as of August 5, 2005 (the “GMAC Servicing Agreement”) by and between DBSP and the Servicer and modified in accordance with the terms of the assignment, assumption and recognition agreements dated as of February 27, 2007, among DBSP as assignor, Deutsche Alt-A Securities, Inc., as assignee, and the Servicer and acknowledged and agreed to by the Wells Fargo Bank, N.A., as master servicer;

WHEREAS, Section 6.01(b) of the GMAC Servicing Agreement provides that the GMAC Servicing Agreement may be terminated by DBSP, at its sole option with respect to the Subject Mortgage Loans, without cause, in writing;

WHEREAS, DBSP desires to terminate the GMAC Servicing Agreement with respect to the Subject Mortgage Loans;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

Section 1.

Defined Terms.  All capitalized terms used in this Agreement that are not defined herein are used with the meanings given to such terms in the GMAC Servicing Agreement.  In addition, the following terms shall have the meanings specified below when used in this Agreement:

“Termination Effective Date” shall mean June 29, 2007.

“Subject Mortgage Loan” means a Mortgage Loan listed on Exhibit A to this Agreement.

Section 2.

Termination.  DBSP hereby terminates the GMAC Servicing Agreement, pursuant to Section 6.01(b) thereof, with respect to the Subject Mortgage Loans, effective as of the Termination Effective Date.  DBSP and GMAC hereby agree that the terms of Section 6.01(b) shall apply to the termination of the GMAC Servicing Agreement with respect to the Subject Mortgage Loans; provided that such Section, as it applies to such termination, is hereby modified by deleting the phrase “and Termination Fee” from the third and fourth sentences.

Section 3.

Costs.  Each party will pay all costs and expenses incurred by it in connection with the negotiation and execution and delivery of this Agreement, including, without, limitation the fees, costs and expenses of its counsel.

Section 4.

Governing law.  This instrument shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of laws provisions (other than Section 5-1401 of the New York General Obligations Law), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 5.

Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall constitute but one and the same instrument.

Section 6.

Amendments. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

Section 7.

Effectiveness.  This Agreement shall become effective on the Termination Effective Date after it has been duly executed and delivered by the parties hereto.  This Agreement shall bind and inure to the benefit of the successors and assigns of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the day and year first above written.

DB STRUCTURED PRODUCTS, INC., Seller By: /s/ Ernest Calabrese Its: Director By: /s/ Rika Yano Its: Vice President
GMAC MORTGAGE, LLC Servicer By: /s/ Wesley B. Howland Its: Vice President

[Signature Page to Deboarding Agreement]

Exhibit A

Subject Mortgage Loans

[ON FILE WITH DBSP]